Exhibit 4.2

INCORPORATED IN THE CAYMAN ISLANDS

BRIGHT SCHOLAR EDUCATION HOLDINGS LIMITED

SPECIMEN

This is to certify that

                                 of

is the registered shareholders of:

No. of Shares	Type of Share	Par Value

	Ordinary	US$	0.00001

Date of Record	Certificate Number	% Paid

			100.00

The above shares are subject to the Memorandum and Articles of Association of the Company and transferrable in accordance therewith.

Given under the Common Seal of the Company

DIRECTOR	SECRETARY